Exhibit 10.2

SEPARATION AND MUTUAL RELEASE AGREEMENT

This Separation and Mutual Release Agreement (this “Agreement”) is made and entered into as of March 31, 2016, by and between Divya Ramachandran (“Employee” or “You”), on the one hand, and Helios and Matheson Analytics Inc., a Delaware corporation (the “Company” or “Employer”), and Helios and Matheson Information Technology Ltd, an Indian corporation (“HMIT”), on the other hand. Employee, HMIT and the Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties”.

WITNESSETH:

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated as of July 12, 2010 and executed on May 20, 2010 (the “Employment Agreement”);

WHEREAS, HMIT and its wholly-owned subsidiary, Helios & Matheson Inc., a Delaware corporation, collectively own approximately 75% of the issued and outstanding common stock of the Company; and

WHEREAS, Employee and the Company desire to separate from their business relationship as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

Effective at 11:59 pm ET on March 31, 2016 (the “Separation Date”), Employee shall resign from her employment with the Company, and Employee’s employment with the Company, including any and all offices held by Employee with the Company or, if applicable, any of its subsidiaries, is hereby terminated.

Effective at 11:59 pm ET on March 31, 2016 Employee’s position as a member of the Board of Directors of the Company will end as a result of Employee’s resignation. Furthermore, on the Separation Date, Employee will deliver to the Company an executed resignation letter, in the form attached hereto as Exhibit A. In addition, Employee shall transmit emails to a pre-approved list of employees and current clients of the Company in accordance with drafts prepared with and approved by the Board of Directors of the Company prior to the Separation Date. Disclosure regarding Employee’s separation hereunder shall be disclosed in a Current Report on Form 8-K, and such disclosure shall include the language attached hereto as Exhibit B.

Section 7 of the Employment Agreement (Non-Competition) is hereby amended and restated in its entirety in the form attached hereto as Exhibit C. Section 9 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“This Agreement is entered into and shall be interpreted, enforced and governed by the law of the State of New York. Venue for any legal action hereunder shall be in the state or federal courts located in the Borough of Manhattan in the City of New York, New York. In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law. ”

For the avoidance of doubt, Sections 3 (Confidentiality), 4 (Non-Disclosure), 5 (Possession), 6 (Ownership), and 8 (Injunctive Relief) of the Employment Agreement shall remain in effect without modification in accordance with the terms thereof (the foregoing enumerated sections of the Employment Agreement, together with Sections 7 and 9 of the Employment Agreement as amended by this Agreement, are referred to herein collectively as the “Surviving Provisions”).

All provisions of the Employment Agreement other than the Surviving Provisions shall have no further effect as of the execution of this Agreement.

This Agreement shall control in the event of any conflict between the Employment Agreement (as amended hereby) and this Agreement.

Employee represents and warrants that she does not have exclusive knowledge of any passwords needed to access Employer’s computer systems, accounts or any other password protected material, device or information belonging to Employer.

The Parties understand and agree that neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by any of the Parties.

This Agreement supersedes any and all other agreements, written or oral, which may exist between or among any of the Parties concerning Employee’s separation from the Company, including without limitation any representations made to Employee by any executive officer or director of the Company or HMIT.

Employee Acknowledgments.

You have been advised by the Company to consult with the attorney of Employee’s choice prior to signing this Agreement.

You would not be entitled to receive certain of the consideration offered to You herein, including, without limitation, the Separation Payment (as hereinafter defined), but for Employee’s signing this Agreement.

Employee represents that she has consulted or has had sufficient opportunity to discuss with any person, including the attorney of her choice, all provisions of this Agreement, that she has carefully read and fully understands all the provisions of this Agreement, that she is competent to execute this Agreement, and that she is voluntarily entering into this Agreement of her own free will and accord, without reliance upon any statement or representation of the Company or its representatives.

On the date of this Agreement (or the next business day if this Agreement is signed after normal banking hours in the New York City), the Company shall deliver by wire transfer to the client trust account of Employee’s counsel, Smith Valliere PLLC, USD $80,000(less applicable statutory deductions), to hold in trust until specifically instructed in writing by counsel to the Company (Mitchell Silberberg & Knupp LLP) to be released to Employee (with $5,000 of the Separation Payment to be released to Employee’s counsel for Employee’s legal fees), in accordance with this Agreement on the Separation Date. The Company shall authorize its counsel to give such release instruction to Employee’s counsel promptly upon completion of Employee’s obligations under Section 1(a) on the Separation Date as follows: (i) $75,000 (less statutory deductions) to Employee (the “Separation Payment”); and (ii) $5,000 directly to Smith Valliere PLLC for Employee’s legal fees in connection with this Agreement.

Employee’s health insurance and all other Company benefits will terminate according to the terms of the plans. This provision is not, however, intended to waive Employee’s rights under The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Employee acknowledges that the Company will provide the COBRA notice, in accordance with federal guidelines, under which Employee may elect continuation of coverage.

Employee represents and acknowledges that in executing this Agreement, she does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise other than the representations contained in this Agreement.

Employee agrees as follows:

As a material inducement to the Company and HMIT to enter into this Agreement and subject to the terms of this Section 8, Employee, on behalf of herself and her heirs, administrators, representitives, executors, trustees, successors and assigns (the “Employee Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, HMIT and all of their respective stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, (collectively “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”) which any of the Employee Releasors now has, owns, holds, or which any of the Employee Releasors at any time heretofore had, owned, or held against each of the Company Releasees, including, but not limited to: (a) all Claims under the Age Discrimination in Employment Act of 1967, as amended; (b) all Claims under Title VII of the Civil Rights Act of 1964, as amended; (c) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (d) all Claims arising under the Americans With Disabilities Act of 1990, as amended; (e) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (f) all Claims related to Employee’s employment with the Company; (g) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or otherwise; (h) all Claims of wrongful discharge, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract; (i) all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay, expenses or other compensation or benefits arising out of Employee’s employment with the Company; (j) all claims arising under any federal, state or local regulation, law, code or statute; (k) all claims of discrimination arising under any state or local law or ordinance; and (l) all claims relating to any agreement, arrangement or understanding that Employee has, or may have, with the Company or HMIT. Notwithstanding anything to the contrary contained in this subsection (a), the Company agrees that Employee shall remain entitled to indemnification under the Indemnification Agreement, dated as of March 4, 2016, between Employee and the Company (the “Employee Indemnification Agreement”) and any Company charter or bylaw provision regarding indemnification of officers and directors, in accordance with their respective terms; and Employee shall remain a beneficiary under any all past and current Directors and Officers Insurance policies, and notwithstanding anything to the contrary contained in this Agreement, Employee is not releasing in any way any such right to indemnification or coverage under said insurance policies. Furthermore, nothing contained in this Agreement shall, nor shall it be deemed to, remove Employee from coverage, or preclude Employee from making a claim for coverage, under any insurance policy of the Company in respect of any claims made against Employee in her capacity as an employee, officer or director of the Company by a person not party to this Agreement. To the extent the Company extends the coverage and/or reporting periods for any insurance policy covering the time period during which Employee was employed by the Company or purchases additional insurance policy or policies covering that time period, then Employee shall be a covered insured under any such policy.

Employee covenants and promises not to sue or otherwise pursue legal action against any of the Company Releasees, other than for breach of this Agreement or the Employee Indemnification Agreement, and further covenants and promises to indemnify and defend each of the Company Releasees from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by her other than for breach of this Agreement or the Employee Indemnification Agreement. Employee agrees that should any legal action be pursued on her behalf by any person or other entity against any of the Company Releasees regarding the claims released by Employee in this Agreement, Employee will not accept recovery from such action, but will assign such recovery to the Company and agrees to indemnify the Company Releasees against such claims and assessment of damages. Employee further represents that she has filed no lawsuits against any of the Company Releasees.

Employee agrees that she will not disparage or criticize the Company, HMIT or their respective Board of Directors, management, products or services and will not otherwise do or say anything that could interfere in any way with the Company's or HMIT’s business interests, their respective reputations or any of their respective customer or other business relationships. The foregoing shall not prevent or otherwise impede Employee from responding truthfully to any judicial or regulatory inquiry (including inquiries from any self-regulatory organization such as NASDAQ or FINRA or similar foreign self-regulatory organization) or lawful subpoena for testimony, provided that Employee shall not solicit any such inquiry or lawful subpoena and shall provide notice to the Company promptly upon receipt thereof to the extent permitted by law.

The Company and HMIT each agrees as follows:

As a material inducement to Employee to enter into this Agreement and subject to the terms of this Section 9, each of the Company and HMIT, on behalf of itself and each of its respective predecessors, successors, assigns, divisions, subsidiaries and affiliates (the “Company Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges Employee and each of her heirs, administrators, representatives, executors, trustees, successors and assigns (collectively “Employees Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, that any of the Company Releasors now has, owns, holds, or which any of the Company Releasors at any time heretofore had, owned, or held against each of the Employee Releasees. Notwithstanding anything to the contrary contained in this subsection (a), Employee agrees that the Company shall remain entitled to all of its rights, benefits and defenses under the Employee Indemnification Agreement and any Company charter or bylaw provision regarding indemnification of officers and directors, and the Surviving Provisions of the Employment Agreement, in accordance with their respective terms.

The Company and HMIT each covenants and promises not to sue or otherwise pursue legal action against any of the Employee Releasees, other than for breach of this Agreement, the Surviving Provisions of the Employment Agreement or the Employee Indemnification Agreement, and further covenants and promises to indemnify and defend the Employee Releasees from any and all such claims, demands and causes of action, including the payment of reasonable costs and attorneys’ fees relating to any claim, demand, or causes of action brought by the Company or HMIT other than for breach of this Agreement, the Employee Indemnification Agreement or the Surviving Provisions of the Employment Agreement. Each of the Company and HMIT agrees that should any legal action be pursued on either of their behalf by any person or other entity against any of the Employee Releasees regarding the claims released by the Company and HMIT, the Company and HMIT will not accept recovery from such action, but will assign such recovery to Employee and agrees to indemnify the Employee Releasees against such claims and assessment of damages. The Company and HMIT each further represents that it has filed no lawsuits against any of the Employee Releasees.

The Company and HMIT each agrees that it will not disparage or criticize Employee and will not otherwise do or say anything that could interfere in any way with Employee’s reputation or any of Employee’s business relationships. Each of the Company's and HMIT’s Board of Directors and their respective corporate officers, speaking on behalf of the Company or HMIT, shall not disparage Employee. The foregoing shall not prevent or otherwise impede the Company or HMIT from responding truthfully to any judicial or regulatory inquiry (including inquiries from any self-regulatory organization such as NASDAQ or FINRA or similar foreign self-regulatory organization) or lawful subpoena for testimony, provided that the Company and HMIT shall not solicit any such inquiry or lawful subpoena and shall provide notice to Employee promptly upon receipt thereof to the extent permitted by law.

If a Party determines that another Party has breached this Agreement, the non-breaching Party will notify the Party in breach of that fact in writing and the Party in breach will be afforded ten (10) days to cure the breach.

No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by the Parties. No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature. This Agreement may not be changed except by writing signed by the Parties.

This Agreement shall be binding upon each of the Parties and their respective heirs, administrators, representatives, executors, trustees, successors and assigns, and shall inure to the benefit of Company Releasees and Employee Releasees and each of them, and to their heirs, administrators, representatives, executors, trustees, successors, and assigns.

For the same aforesaid consideration, it is further expressly agreed and understood that the Parties will promptly execute any and all documents that are reasonably necessary and appropriate to effectuate the terms of this Agreement.

This Agreement is entered into and shall be interpreted, enforced and governed by the law of the State of New York. Venue for any legal action hereunder shall be in the state or federal courts located in the Borough of Manhattan in the City of New York, New York. In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as is specified by like change of address) and in addition thereto shall be sent by electronic mail to the last known personal email address of Employee:

If to the Company: With a copy to (which shall not constitute notice):

Helios and Matheson Analytics Inc.

Empire State Building

350 5th Avenue

New York, New York 10118

Attention: Chief Executive Officer

Kevin Friedmann, Esq.

Mitchell, Silberberg & Knupp LLP

11377 W. Olympic Blvd.

Los Angeles, CA 90064

kxf@msk.com

If to HMIT: With Copy to (which shall not constitute notice): If to Employee: With a copy to (which shall not constitute notice):

Helios and Matheson Information Technology Ltd

Adwave Towers 17, South Boag Road,

Chennai 600 017 INDIA

Soby Mathews

Mathews & Peddibhotla Law Group, PC

39899 Balentine Dr., Suite 225

Newark, CA 94560

soby@mplg.us

To the residential address of Employee on file with the Company

Mark W. Smith

Smith Valliere PLLC

The Paramount Building

1501 Broadway, 12th Floor

New York, New York 10036

msmith@svlaw.com

The Parties agree that the Agreement may be executed in counterparts and delivered by facsimile or email transmission of a PDF, each of which, when taken together, shall constitute a single binding instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Separation and Mutual Release Agreement to be duly executed as of the date first written above.

Divya Ramachandran

HELIOS AND MATHESON ANALYTICS INC.

By:
Printed:
Title:

HELIOS AND MATHESON INFORMATION TECHNOLOGY, LTD.

By:
Printed:
Title:

EXHIBIT A

Form of Resignation Letter

March 31, 2016

To The Board of Directors of Helios and Matheson Analytics Inc. (the “Company”):

This letter confirms that, effective at 11:59 pm ET on March 31, 2016, I hereby resign my position as a Director of the Company and, if applicable, any of its subsidiaries, and as President and Chief Executive Officer of the Company and, if applicable, any other officer position I may hold of the Company or its subsidiaries.

My resignation provided herein was not because of any disagreement on any matter relating to the Company’s current operations, policies or practices.

Sincerely,

Divya Ramachandran

Exhibit B

8-K Language

Quote from the Chairman of the Board (S.Jambunathan):

“During her tenure as President and CEO of HMNY and as Director prior to that, Divya has discharged her responsibilities in terms of both compliance and business in a professional manner along with her team. Apart from hard work, she has shown a lot of initiative and innovation in her duties.”

EXHIBIT C

Form of Amendment and Restatement of Section 7

of Employment Agreement (Non-Compete)

7. NON-COMPETITION

Employee acknowledges that its access to Employer’s Proprietary Protected Information could be of substantial value to a competitor and Wrongful Disclosure thereof could irreparably damage Employer. To that end, and in consideration of the payments made to Employee under this Agreement and the Separation and Mutual Release Agreement, dated as of March 31, 2016, between Employer and Employee, which have been negotiated by the parties, the Employee covenants that it shall not engage in Wrongful Disclosure of Employer’s Proprietary Protected Information to any competitor of Employer. Employee further agrees that for a period of 12 months immediately after Employee’s termination of employment with Employer, Employee shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in, or be employed by, associated with or render services or advice or other aid to any corporation, association, business, enterprise, person or entity that directly solicits business from, performs services for or sells products, services, software or information technology solutions of the type provided by, or under development by, or proposed to be provided by, Employer, on or before March 31, 2016 to any of Employer’s Clients and Prospects (as hereinafter defined); and Employee shall not provide any such products, services or solutions, on an “in-house” basis, as an employee of or independent contractor to any of Employer’s Clients and Prospects. Employer and Employee agree that this covenant is fair and reasonable, because the Employee has assumed a fiduciary obligation as custodian for any and all Proprietary Protected Information. Also, Employee agrees and acknowledges that any and all such Proprietary Protected Information is confidential and sensitive in nature and of substantial value to the Employer. Employee acknowledges and agrees that any use of such Proprietary Protected Information, deemed to be Wrongful Disclosure under this Agreement, or even the reasonable and well-founded appearance of Wrongful Disclosure of such Proprietary Protected Information, or even the reasonable and well-founded perception that there would be a likelihood of such Wrongful Disclosure, could cause the Employer to suffer substantial, irrevocable and catastrophic losses, to include, without limitation and by way of example only, loss of client confidence resulting in irreparable damage to Employer or to clients of Employer. For that reason, Employee Agrees to cooperate with any and all equitable remedies, to include, without limitation, injunctive relief. However, in the event a court should decline to enforce the foregoing provision, then, Employee and Employer agree that this provision should be modified to restrict Employee’s competition with Employer with respect to Employer’s Clients and Prospects to the maximum extent enforceable. However, in any event the obligation not to disclose or use Proprietary Protected Information of the Employer, without the express written permission of Employer is a continuing obligation, surviving termination of this Agreement.

“Employer’s Clients and Prospects” means only the following business entities:

1.	**
2.	**
3.	**
4.	**[1]

Notwithstanding anything herein to the contrary, nothing in this Section 7 shall prohibit Employee from purchasing or otherwise acquiring up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange.

Employee further acknowledges and agrees that, for a period of 12 months immediately following termination of employment with Employer (the “Restrictive Period”), Employee will not solicit for employment or cause others to solicit for employment, any person who is employed by Employer or its subsidiary Helios and Matheson Global Services Pvt Limited, or any client manager who is employed by Employer’s Clients and Prospects and who is or was involved in Employer’s engagement with such clients, before or during the Restrictive Period.

1 Information omitted pursuant to a Confidential Treatment Request filed with the SEC on May 16, 2016.

2